Exhibit 3.1

Filed with the State of Delaware, Office of the Secretary of State, on July 27, 1999.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SCIENTIFIC LEARNING CORPORATION

SHERYLE J. BOLTON hereby certifies that:

1.          The original name of this corporation is Scientific Learning Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is May 2, 1997.

2.          She is the duly elected and acting President and Chief Executive Officer of this corporation.

3.          The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows.

I.

“The name of this corporation is Scientific Learning Corporation (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Company in the State of Delaware at such address is Amerisearch Corporate Services, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A.           The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is Forty One Million (41,000,000). Forty Million (40,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). One Million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

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B.           The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase of decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

1.            The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

2.            Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “1933 Act”), covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the directors shall be divided into three classes, designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire as such annual meeting.

3.            a.           Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the “Voting Stock”) or (ii) without cause by the affirmative vote of the holders of at

2.

least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

   b.            Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

4.            Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the Voting Stock of all of the then-outstanding shares of the voting stock of the Company entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

5.            The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

6.            No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering, and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

7.            Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

VI.

A.         A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

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B.           Any repeal of modification of this Article VI shall be prospective and shall not affect the rights under this Articles VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A.           The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.           Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock of the Company required by law, this Certificate of Incorporation or any certificate of designation of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Voting Stock of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.”

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4.

4.         This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

5.         This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 245 of the General Corporation Law of the State of Delaware by the stockholders of this corporation.

IN WITNESS WHEREOF, Scientific Learning Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer in Berkeley, California this 26th day of July, 1999.

SCIENTIFIC LEARNING CORPORATION

By:	/s/ Sheryle J. Bolton
SHERYLE J. BOLTON
President and Chief Executive Officer

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